Exhibit 99.1
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Press Release
For Further Information Contact:

INVESTORS                                      MEDIA
Kevin Twomey                                   Karen Rugen
(717) 731-6540                                 (717) 730-7766

FOR IMMEDIATE RELEASE


                  H-E-B VETERAN ROBERT J. EASLEY JOINS RITE AID
                           AS CHIEF OPERATING OFFICER

                   JAMES P. MASTRIAN TO BECOME SPECIAL ADVISOR
                     TO RITE AID CHAIRMAN, PRESIDENT AND CEO

CAMP HILL, PA, August 15, 2007 - Rite Aid Corporation (NYSE: RAD) announced today that Robert J. Easley, 48, a 16-year veteran of the H.E. Butt Grocery Company with extensive experience in store operations, pharmacy, marketing and management, will join Rite Aid as Chief Operating Officer. Easley most recently served as Senior Vice President, Chief Marketing Officer and Head of Pharmacy for the $11.5 billion H-E-B chain.

James P. Mastrian, 64, currently Rite Aid Chief Operating Officer, will become Special Advisor on Corporate Strategy, reporting directly to Rite Aid Chairman, President and CEO Mary Sammons. Mastrian will focus on Rite Aid's strategic direction and initiatives, with particular emphasis on the integration of the Brooks Eckerd drugstore chain purchased by Rite Aid on June 4, 2007. Mastrian's leadership will also ensure a smooth and orderly executive transition.

"It's important we continue to build a strong executive team and evolve our long-term strategy to take the company to the next level. Jim and I have been working together for some time to build the succession plan for Rite Aid, searching for talented and experienced leaders who can build on the significant changes Jim has made to improve our operations and strengthen our company," Sammons said. "We both look forward to working with Rob who has excelled in so many areas in retail, from store operations and pharmacy to marketing and store development. His involvement in all areas of the business at H-E-B, which is known as one of the most innovative and successful retailers in the country, will be a great asset to Rite Aid now and in the future."


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"Rob comes to Rite Aid with a very successful track record at H-E-B, including improving store execution, strengthening pharmacy and helping create a customer-driven culture," Mastrian said. "His experience will help us continue to build on the substantial improvement we've made to our business and position us well for the future."

In his new position, Easley will have overall responsibility for all store operations, category management, marketing, merchandising, supply chain and pharmacy services and operations, reporting directly to Mary Sammons. He joins Rite Aid on August 20.

Easley joined H-E-B in 1991 in an executive development program working his way up through various store operations and corporate management roles to Chief Marketing Officer and Head of Pharmacy. He has experience as a store manager, Regional Vice President of Operations for the Gulf Coast and as Senior Vice President, Store Operations of San Antonio Food/Drug, where he supervised one of the company's largest divisions with 200 stores. His corporate roles at H-E-B include Director of Continuous Improvement, focusing on strategic planning, process improvement and leadership development, and Vice President of Facilities and a member of the real estate committee. He also served as Senior Vice President and Chief Change Officer, where he co-led an infrastructure and technology reengineering project to address significant growth in the business. As Chief Marketing Officer, he was integrally involved in launching the new H-E-B Plus retail format. Before joining H-E-B, Easley started and ran his own successful construction supply business.

Easley holds a Masters in Business Administration from the University of Texas and a Bachelor of Business Administration from Texas A&M. He is also a graduate of the Harvard Business School Advanced Management Program.

Rite Aid Corporation is one of the nation's leading drugstore chains with more than $27 billion in annual revenues and approximately 5,100 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at http://www.riteaid.com.
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